Exhibit 99.1

For Immediate Release

BUILDING MATERIALS HOLDING CORPORATION ANNOUNCES

SECOND QUARTER 2003 FINANCIAL RESULTS

SAN FRANCISCO (July 29, 2003) – Building Materials Holding Corporation (Nasdaq: BMHC), a leading provider of construction services and products to professional builders and contractors, today announced net sales for the second quarter of 2003 were $322.3 million, an increase of 7.3%, compared to $300.5 million in the second quarter of 2002.  Sales of construction services and manufactured building components for the second quarter increased 18.2% to $180.4 million, or 56.0% of total sales, compared to $152.6 million, or 50.8% of total sales, in the same period a year ago.  The increase in net sales is primarily due to KBI Norcal, which was acquired in July 2002, and was not included in BMHC’s results for the second quarter of 2002.

Net income for the second quarter of 2003 was $5.6 million, or $0.42 per diluted share, compared to net income of $7.3 million, or $0.55 per diluted share, in the second quarter of 2002.

Gross profit as a percentage of sales was 27.5% for the second quarter of 2003 compared to 28.4% in the same period of 2002.  Selling, general and administrative expense for the second quarter was 24.5% of net sales compared with 23.7% in the second quarter of 2002.

Results in the second quarter of 2003 reflect the impact of lower than expected sales and earnings at the Company’s operations in Colorado and Texas.  Results also reflect an operating loss for the second quarter at KBI Norcal due to rapid business expansion which resulted in increased expenses, partially offset by an improved gross margin in this business unit.

Mr. Robert E. Mellor, Chairman, President and Chief Executive Officer, commented, “A number of factors impacted our financial results in the second quarter.  First, we completed the consolidation of three Houston facilities to one new location.  The move and the installation of new information and operational systems for this facility resulted in a temporary slowdown of production and higher expenses at this business unit during the quarter.  Additionally, weak housing and economic trends contributed to reduced sales and operating income at certain of our business units in Colorado and Texas.  While single-family building permits in Colorado have declined 12.2% year-to-date through May compared to the same period last year, and permit trends in our Texas markets are mixed, we continue to believe growth opportunities exist in the Colorado and Texas markets.  Finally, we experienced increased expenses at KBI Norcal due to its rapid expansion.  We now believe we are achieving improved operational efficiencies at this business unit.

“As we have previously discussed, BMHC continues to transition its business to better address the needs of production homebuilders, which are increasing their share of the land development and construction in the U.S., particularly in major metropolitan areas.  In the majority of the markets where we have expanded our construction services business and broadened our production homebuilder customer base, our operations are generating solid sales growth and performing well.  We are aggressively pursuing further penetration of the production homebuilder customer sector and are evaluating opportunities to introduce our turnkey framing business in certain major homebuilding markets.”

BMHC Establishes Framing Business in Dallas/Ft. Worth Region

BMHC announced today that it has established a joint venture construction services business in the Dallas/Ft. Worth market.  The new business unit, BBD Construction, LP, is owned 51% by BMHC, through its subsidiary BMC West Corporation, and 49% by Better Builders Dallas Inc. (BBD), a privately held company based in Dallas, Texas, and its owners Charlie Cheshire and Butch Cheshire.  Under the joint venture operating agreement, BMHC has the option to acquire the remaining 49% interest through a put-call arrangement between the partners.

BBD has provided framing services for more than 25 years and currently focuses on light commercial and multifamily projects.  By combining the strengths of BMHC’s existing Dallas/Ft. Worth operations with the framing expertise of BBD, the Company expects to begin offering turnkey framing services for production homebuilders in the region.

Results for Six Months Ended June 30, 2003

For the six months ended June 30, 2003, net sales were $598.7 million compared to net sales of $547.7 million in the same period in 2002.  Gross margin was 27.2% for the six months ended June 30, 2003 compared to 28.6% in the first half of 2002.  Selling, general and administrative expenses were 25.4% of net sales for the first half of 2003, consistent with the same period a year ago.  Net income for the six months ended June 30, 2003 was $6.2 million, or $0.46 per diluted share, compared to a loss of $3.7 million, or $0.28 per diluted share, in the prior year period.  Net income for the six-month period of 2002 included a charge of $11.6 million, net of tax, or $0.88 per diluted share, as a result of a change in accounting principle, in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”  Net income in the first six months of 2002, excluding the charge for change in accounting principle, was $7.9 million, or $0.60 per diluted share.

Refinancing

In view of the current high level of interest among banks and institutional lenders in providing corporate lending, BMHC has undertaken a refinancing of its $300 million syndicated credit facility, which it expects to complete during the third quarter. The planned new credit facility is expected to provide longer-term credit commitments and allow the Company to take advantage of historically low interest rates.  In connection with this anticipated refinancing, and based upon its proposed terms, BMHC estimates it would record a charge of up to $1.2 million net of tax, or $0.09 per diluted share.

Business Outlook

Mr. Mellor concluded, “We remain confident in our ability to achieve our long-term growth objectives.  However, based on results for the first six months of 2003, as well as current housing and economic conditions in certain markets that BMHC serves, we are re-evaluating our projections for the year.  We expect to generate full-year 2003 net sales of approximately $1.2 billion and full-year 2003 diluted earnings per share in the range of $1.40 to $1.47, including the anticipated charge related to refinancing of our credit facility.”

Teleconference and Webcast

BMHC will host a conference call and audio webcast today at 8:30 a.m. PDT to discuss its financial results for the second quarter ended June 30, 2003 as well as its outlook for the full year.  To access the call, dial (877) 223-0437 and provide the Conference ID: 1483532.  A webcast will be available through a link on the Company’s web site located at www.bmhc.com or may be accessed through PR Newswire at www.videonewswire.com/BMHC.  If you are unable to listen to the Webcast, a replay will be available for 90 days following the conclusion of the call.

About BMHC

Building Materials Holding Corporation participates in the residential construction industry. Through its subsidiaries BMC Construction, Inc., and BMC West Corporation, BMHC is one of the largest contract construction services companies in the U.S. With 137 facilities organized into 60 business units across the Western and Southern states, the Company specializes in providing high-quality building materials, component manufacturing, installation and construction services to professional residential builders and contractors. Keys to BMHC’s growth strategy are increasing construction services to production homebuilders and entry into attractive geographic markets.

Business Risks and Forward-Looking Statements

Certain statements made in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of BMHC, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks or uncertainties may include, but are not limited to changes in costs of materials sold; changes in selling prices; competition within the construction services and building materials industry; changes in economic conditions and interest rates; integration of acquired businesses; increases in costs of raw materials and labor; retention of key management personnel; consumer confidence; household and job formation; government regulation; and general economic, business and competitive factors, all or each of which may cause actual results to differ from the statements made in this press release.  These risks and uncertainties are discussed in detail in Building Materials Holding Corporation’s Form 10-K for the fiscal year ended December 31, 2002. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. BMHC disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K or this news release.

CONTACT:	Ellis Goebel
Senior Vice President, Finance
(415) 627-9100

(Table Follows)

BUILDING MATERIALS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Net sales	$322,266	$300,528	$598,658	$547,663

Cost of sales	233,675	215,028	435,636	390,936

Gross profit	88,591	85,500	163,022	156,727

Selling, general and administrative expense	78,826	71,224	151,954	139,277

Other income, net	(554)	—	(1,422)	(365)

Income from operations	10,319	14,276	12,490	17,815

Equity in earnings of an unconsolidated company, net of amortization	1,063	—	1,822	—

Interest expense	2,365	2,421	4,418	4,955
Income before income taxes, minority interest and change in accounting principle	9,017	11,855	9,894	12,860

Income taxes	3,565	4,564	3,941	4,951
Income before minority interest and change in accounting principle	5,452	7,291	5,953	7,909

Minority interest loss	(197)	—	(282)	—

Income before change in accounting principle	5,649	7,291	6,235	7,909
Change in accounting principle, net of tax benefit of $6,286	—	—	—	(11,650)

Net income/(loss)	$5,649	$7,291	$6,235	$(3,741)

Income before change in accounting principle per common share:
Basic	$0.43	$0.56	$0.47	$0.61
Diluted	$0.42	$0.55	$0.46	$0.60

Net Income/Loss Per common share:
Basic	$0.43	$0.56	$0.47	$(0.29)
Diluted	$0.42	$0.55	$0.46	$(0.28)

Weighted average number of common shares:
Basic	13,282	13,073	13,241	13,037
Diluted	13,436	13,276	13,412	13,227